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Exhibit 10.3      Chief Operating Officer Consulting Agreement

                         VENTURENET CAPITAL GROUP, INC.

                  CHIEF OPERATING OFFICER CONSULTING AGREEMENT

         This agreement ("Agreement" or "the Agreement") memorializes, amends and supersedes the Chief Operating Officer Consulting Agreement (attached hereto as an exhibit) made on the 8th day of March, 2001, at Temecula, California, between VentureNet Capital Group, Inc. ("Company" or "VentureNet"), a Delaware corporation, and Steven R. Peacock ("Consultant"), an individual, Consultant. This Agreement is retroactively effective on the 1st day of March, 2001.

                               BACKGROUND RECITALS

A. VentureNet Capital Group, Inc. is a fully reporting, publicly traded Delaware corporation which desires to staff a position requiring the skills, training, ability and experience to perform comprehensive duties of Chief Operating Officer.

B. VentureNet has certain internal corporate management issues requiring resolution and handling, which have been confidentially disclosed to Consultant, and Consultant has signed a "Consultant Policy Statement and Agreement," a copy of which is attached hereto as an exhibit.

C. Steven R. Peacock is an individual with extensive experience in U. S. business, specifically, as president and Chief Executive Officer of a fully reporting, publicly traded company, seeks a position as a consultant which encompasses the full range of duties, among others, of a Chief Operating Officer.

D. Both parties hereto acknowledge that present circumstances present certain difficult challenges to Company management, and that such challenges create substantial opportunities for both parties.

In consideration of the above Background Recitals, which are hereby incorporated into the provisions of this Agreement, and other valuable consideration, the parties, therefore, agree:


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                       DUTIES & OBLIGATIONS OF CONSULTANT

1. TITLE/DUTIES: CHIEF OPERATING OFFICER. Company employs Consultant for the position of Chief Operating Officer in which capacity he will act with the full authority of the Board of Directors of Company concerning issues affecting the internal daily management of Company, its documents, its subsidiary entities, its SEC reporting requirements, the content of company communications and other documents. The agreed initial scope of work includes but is not limited to the following specific duties:

         a. Oversee and direct all daily operations of Company. Consultant will, before the expiration of this contract, submit a report to the Board of Directors which will include, but not be limited to, an appropriate management chain-of-command and a corporate communications program, internal and external.


         b. Oversee and direct all government agency reporting requirements including, but not limited to, the timely filing of the company's next due 10-K filing.

         c. Be responsible for establishing a quality, functional internal accounting system.

         d. Actively manage an the Advisory Board for optimum benefit to the company.

         e. Oversee and coordinate all corporate legal issues through the office of corporate general counsel.

         f. Such other and further duties as may be assigned by the Board of Directors with Consultant's express approval.

2. LOYAL AND CONSCIENTIOUS PERFORMANCE OF DUTIES. Consultant shall answer and report directly and only to the President and Chief Executive Officer of the company. Consultant agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the duties and obligations required of him either expressly or implicitly by the terms of this agreement. Consultant shall not, directly or indirectly, acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Company, and shall not acquire and hold any secrets detrimental or impacting the interests of Company, but shall immediately upon reciept disclose such information to appropriate Company management.

3. TRADE SECRETS & UNFAIR COMPETITION. The parties acknowledge that Consultant, in the course of his employment, shall have access to sales, personnel, financial and other information of a proprietary nature belonging to the company. Consultant specifically agrees that he shall not misuse, misappropriate, or disclose by any means to any third party, any confidential information or trade secrets of Company, or engage in any unfair competition, either during the course of employment or at any time thereafter, except such disclosure as may be required pursuant to his employment, or with the prior consent of the company.

4. NO COMPETITIVE ACTIVITIES. During the term of this agreement, Consultant shall not, directly or indirectly, either as an Consultant, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, member, manager or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Company.

5. MINIMUM HOURS. Consultant shall devote a minimum of 30 hours per week on behalf of Company to the duties contemplated by this agreement. Consultant shall make himself available on evenings, weekends, and days when he is not scheduled to be in the Temecula office, to make presentations, meet with third parties and to carry out other management activities, by mututal agreement between Consultant and the President of Company.

6. LOCATION OF SERVICES TO BE PERFORMED. The hours mentioned in the foregoing paragraph shall be performed on a weekly basis either in or from the company premises in Temecula. Additional hours may be performed at any location deemed appropriate by Consultant in consultation with the company President. It is contemplated hereby that weekend time devoted by Consultant to company matters may sometimes have the compensating effect of reducing the amount of time spent by Consultant in the Temecula office.

                           COMPENSATION OF CONSULTANT

7. COMPENSATION. Company will pay Consultant a basic contract fee of four million (4,000,000) shares of the common stock of Company (VNTN), and agreed expenses of $1,000 per month. Said shares shall be issued under an S-8 registration or other appropriate registration, on the following basis: Upon execution of this Agreement, three and a half million (3,500,000) shares; upon completion of this Agreement, five hundred thousand (500,000) shares. Additional compensation will be paid on the basis of an option, exercisable through April 30, 2002, to purchase up to one million (1,000,000) shares of the free trading common stock of the Company at the bid price as of June 1, 2001.


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8. ADDITIONAL COMPENSATION. Consultant shall also negotiate with company additional bonuses, options and/or other forms of compensation from time to time, and such additional compensation is on each occasion subject to modification in a writing signed by the parties.

                           TERM AND TYPE OF EMPLOYMENT

9. TERM. The term of this Agreement shall be for a period of six months from the effective date cited at the beginning of this agreement, namely, March 1, 2001 through August 31, 2001. Said term shall continue so long as the services rendered by Consultant are satisfactory to Company, in the exclusive discretion of its President.

10. AGREEMENT AT WILL. Either Company or Consultant may terminate this Agreement at any time on two weeks notice to the other, with or without cause. The provisions of this paragraph may be modified only by a writing signed by the president of the company.

                             OBLIGATIONS OF COMPANY

11. GENERAL PROVISIONS. Company shall provide Consultant with the opportunities, compensation, incentives, materials, benefits and business expense reimbursement contemplated by or specified in this agreement, and shall keep Consultant informed as to all performance expectations of him.

12. OFFICE AND STAFF. Company shall provide Consultant with office space, telephone, required travel and accommodations, and administrative support suitable to Consultant's position and adequate to the performance of his duties.

13. REIMBURSEMENT OF EXPENSES AND LOSSES. Company shall promptly reimburse Consultant for all reasonable business expenses incurred by Consultant in promoting the business of Company, including business-related expenditures for entertainment, gifts, and travel reasonably incurred on behalf of Company. Consultant shall furnish adequate records and documentary evidence of all expenditures for the substantiation of each for an income tax deduction.

14. INDEMNITY. Company shall indemnify Consultant for all losses sustained by Consultant in direct consequence of the discharge of his duties on Company's behalf.


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                            OTHER GENERAL PROVISIONS

15. ADDITIONAL TERMS & CONDITIONS: EMPLOYEE HANDBOOK. The terms contemplated and expressed by this agreement will be subject to all of the applicable terms and conditions of engagement for services set forth in full in Company's Employee Handbook, a copy of which will be provided to Consultant, and which Consultant agrees shall be a binding part of this agreement.

16. TERMINATION OF EMPLOYMENT. The services described in this Agreement may be terminated by either Company or Consultant at any time upon two weeks notice to the other party.

17. NOTICES. Any notices to be given by either party to the other shall be in writing delivered by any means to the offices of Company at 27349 Jefferson Avenue, Suite 200, Temecula, CA 92590.

18. ARBITRATION. Any controversy between Company and Consultant involving the terms and provisions of this agreement, or the construction or application of any of its terms or conditions, shall, on the written request of either party, be submitted to arbitration in compliance with the California Arbitration Act. Each party shall appoint one person to hear and determine the dispute. If the two persons so appointed are unable to agree, then those persons shall mutually select a third impartial arbitrator whose decision as to all unresolved issues shall be final and conclusive upon both parties. The cost of arbitration shall be equally borne by the parties.

19. ENTIRE AGREEMENT. This agreement memorializes the agreement of the parties, and supersedes all oral agreements, except for exhibits hereto. Each party acknowledges that no other terms are in effect which are not embodied herein, and that nothing not contained in this agreement shall be valid or binding on the parties.

20. MODIFICATION. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

21. PARTIAL INVALIDITY. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without any legal impairment.

22. GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the State of California.


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23. SUMS DUE DECEASED CONSULTANT. If Consultant dies during employment hereunder, any sums that may be due him from Company under this agreement as of the date of death shall be paid when due in normal course to Consultant's spouse. If spouse for any reason can not receive such payment, then to Consultant's executors, administrators, heirs, personal representative, successors, or assigns.

EXECUTED ON THIS 10TH DAY OF JULY, 2001, AT TEMECULA, CALIFORNIA.

                                                 COMPANY



                                        By: /s/ Michael N. Brette
                                            --------------------------------
                                            MICHAEL N. BRETTE, PRESIDENT


                                                 CONSULTANT



                                                 /s/ Steven R. Peacock
                                                 -------------------------------
                                                 STEVEN R. PEACOCK